Exhibit 10.9
Option and Distribution Agreement
This Option and Distribution Agreement (“Agreement”) is made as of September 20, 2002 between Sutura, Inc. (“Supplier”) a California corporation, having its principal place of business at 17080 Newhope Street, Fountain Valley, CA 92708 and Getz Bros. & Co., Inc. (“Distributor”) a Delaware corporation, located at 225 West Washington Street, Suite 1900, Chicago, IL 60606.
In consideration of the mutual promises contained herein, Supplier and Distributor agree as follows:
1.	Definitions:
(a) “Products” means those products listed in Exhibit A attached hereto, as that Exhibit may be amended to include any and all new products manufactured or distributed by Supplier within the field of vascular closure and also to exclude those products as may be discontinued by Supplier.
(b) “Territory” means Japan.
(c) “Promissory Note” means the Convertible Promissory Note dated September 20, 2002 between the parties and attached hereto as Exhibit B.
1A. Distribution Option
(a) Distribution Option: Distributor shall have an exclusive option to enter into an exclusive distribution agreement with Supplier for the Products in Japan. The terms of the distribution agreement for Japan shall be as set forth in this Agreement. Distributor’s right to exercise such option shall expire at 11:59 p.m., Chicago time, on March 31, 2004. The term of such distribution agreement shall commence thirty (30) days after the date on which Distributor gives notice to Supplier that it is exercising its option. The prices at which Distributor buys Products from Supplier hereunder shall be as agreed between the parties subject to the provisions hereof and provided that such pricing shall be such that Distributor can earn a minimum gross profit (as defined in Section 3(b) below) of at least forty (40) percent of the existing reimbursement price published periodically by the Japanese Ministry of Health, Labor and Welfare (herein “MHLW”).
(b) Convertible Note: Upon execution of this Agreement Distributor shall pay to Supplier one million dollars ($1,000,000) in exchange for the Promissory Note. Upon exercise of the Distribution Option provided in subsection (a) above, the Promissory Note shall be converted into an advance payment (“Advanced Payment”) for Products fully creditable against Distributor’s future purchases of Products. In the event Distributor elects not to exercise the Distribution Option, Supplier agrees to repay Distributor as provided in the Promissory Note.

2.	Appointment and Authority of Distributor:
(a) Appointment: Subject to the terms and conditions of this Agreement, upon Distributor’s exercise of its option under Section 1A above, Supplier hereby appoints Distributor, and Distributor accepts that appointment, as Supplier’s exclusive distributor of the Products in the Territory.
(b) Independent Contractors: Distributor and Supplier are independent contractors and are engaged in the operation of their own businesses. Neither party is to be considered the agent of the other party for any purpose whatsoever, and neither party has any authority to enter into any contracts or assume any obligations for the other party or make any warranties or representations on behalf or the other party unless agreed to in writing by the other party.
3.	Obligations of Distributor:
(a) Registration and Marketing of Products: Distributor agrees, at its expense, to use its best efforts to investigate, obtain government approval for, promote, and distribute the Products, in the Territory upon execution of this Agreement, using generally the same channels and methods, exercising the same diligence and adhering to the same standards which it employs for other medical application products sold by Distributor, as well as any of Distributor’s own products. In addition, Distributor agrees to pursue regulatory approval and reimbursement for Supplier’s Products in the Territory in accordance with the local laws and regulations, provided that Supplier provides the required data and information to comply with the MHLW.
(b) Minimum Performance Levels: Distributor agrees to purchase the number of units of Products per calendar year during the term of this Agreement (beginning with the first date of promoted sales of Products by Distributor in the Territory) as agreed between the parties; provided, however, that such minimum performance levels shall be appropriately adjusted by Supplier and Distributor if: (i) one or more events of force majeure affect Distributor’s ability to meet such, levels; (ii) Supplier is unable or refuses to sell Products to Distributor when Distributor orders them; (iii) Products are deleted from this Agreement, (iv) Product registrations are delayed or denied by local governing agencies through no fault of Distributor, (v) Supplier is unable or refuses to supply reasonable data or information to comply with local governing agencies, (vi) approval for Product reimbursement is delayed or denied by local governing agencies, or (vii) Product reimbursement levels established by government regulatory authorities in the Territory do not allow Distributor to realize a minimum gross profit (defined as revenues from sales of Products less Product costs, as well as taxes and shipping expenses incurred in connection therewith) of forty (40) percent based on existing Supplier pricing. If Distributor and Supplier do not agree on acceptable minimum performance levels for any given year prior to the commencement of such year, Supplier shall have the right to terminate the Agreement; provided, however, the percentage increase in minimum performance levels for any year will not be greater than seven (7) percent over the previous year’s minimum performance level unless mutually agreed upon.
(c) Reports: Distributor agrees to submit regular reports to Supplier on a quarterly basis (unless otherwise agreed) accurately describing sales of the Products by Distributor for the previous period (including prices, unit sales, and other information as may be reasonably requested by Supplier from time to time).
(d) Product Complaints: Distributor agrees to report to Supplier all available information concerning any product complaints that it is aware of. This information will be reported in order to assist Supplier in monitoring the quality and safety of its Products, and to allow Supplier to meet its reporting obligations under the United States Medical Device Reporting regulations (21 CFR 803.24) and Medical Device Vigilance Guidelines. Information concerning product complaints may be reported to the Supplier in either verbally or in writing. A “product complaint’ is any written or oral expression of dissatisfaction as to the identity, quality, durability, reliability, safety, effectiveness, or performance of a Product. Product complaints associated with a death or serious injury, or a malfunction that could reasonably be expected to result in a death or serious injury if the malfunction recurs, will be reported to Supplier immediately upon Distributor’s knowledge of that information.
(e) Prohibited Sales: Distributor agrees not to sell, and agrees to use reasonable efforts to ensure that Distributor’s subdistributors, agents and customers do not sell or use, any of the Products outside the Territory.
(f) Product Presentation: Distributor agrees to present the Products fairly to potential customers, not to disparage the Products, any Product trademarks or Supplier and to do all things reasonable to promote the reputation of the Products and the value of any Product trademarks.
(g) Non-Compete: Upon Distributor’s exercise of its option under Section 1A above, Distributor agrees not to license, manufacture, sell, or distribute any product, which competes with Supplier’s Products. Notwithstanding, Distributor reserves the right to distribute percutaneous closer devices manufactured by Perclose, Inc. (an Abbott Laboratories company) in the Territory until Distributor sells any remaining inventory, provided however, Distributor sells any remaining inventory within ninety (90) days from the date set forth in Section 1A above.
4.	Obligations of Supplier:

(a) Requirements of Distributor: Supplier agrees to supply Distributor’s requirements for the Products in the Territory consistent with Distributor’s non-binding forecasts of its expected requirements for the Products. If Supplier believes it will not be able to satisfy Distributor’s requirements for the Products, it must promptly notify Distributor, specifying the reasons for and duration of the expected delay and its duration at the time Product order is placed.
(b) Registration and Marketing Support: To assist Distributor in registering and marketing the Products in the Territory, Supplier agrees to:
(i) Provide Distributor with materials necessary to obtain health registrations. Supplier will supply to Distributor the required quantity of samples, at a price equal to Supplier’s cost of goods, to obtain registration approval.
(ii) Provide Distributor with information on marketing and promotional plans of Supplier for the Products as well as copies of marketing advertising, sales, technical training manuals, and available audiovisual teaching and marketing aides and promotional literature concerning the Products.
(iii) Provide Distributor with certain certificates of analysis concerning the Products purchased by Distributor, certificates of free sale, trademark authorizations and any other documents which Distributor may require for registration purposes.
5.	Trademark Licenser: Supplier grants to Distributor the right and license to use Supplier’s trademarks and any trademark registrations which Supplier obtains and designates for the Products in the Territory, but only in connection with sales of the Products purchased from Supplier in the Territory. This trademark license shall continue in effect for each jurisdiction in the Territory only while Distributor retains its distribution rights in each jurisdiction. Distributor agrees not to remove or obscure any Product label affixed by Supplier.
6.	Terms and Conditions of Sale:
(a) Terms of Orders: All purchases of the Products by Distributor from Supplier during the term of this Agreement will be subject to the terms and conditions of this Agreement.
(b) Packaging: All quantities of the Products purchased from Supplier by Distributor will be in the form of labeled, standard unit packages and in a form and formulation consistent with the Products sold by Supplier for use in the United States, unless otherwise agreed by Supplier and Distributor in writing.

(c) Price and Payment: The prices for the Products to Distributor are set forth in Exhibit A attached hereto. The prices are valid for a minimum period of twelve (12) months, unless mutually agreed otherwise in writing. Ninety (90) days advance written notification is required for price increases by Supplier.
(d) Resale Price: Distributor may resell Products at any price that Distributor in its sole discretion determines.
(e) Expenses: All expenses for importation, promotion, sales and distribution, as well as Distributor’s administrative and overhead expenses, will be borne solely by Distributor.
(f) Credit: Distributor assumes all credit and other risks involved in its sales under this Agreement. All collection expenses on sales made by Distributor will be at Distributor’s expenses.
(g) Payment Terms: Basic payment terms are net sixty (60) days.
7.	Product Warranty; Insurance: Supplier warrants that all Products: (a) will conform with all specifications and descriptions thereof provided by Supplier, (b) will be free of defects in material, workmanship, and design, (c) will be of merchantable quality, suitable for the purposes for which they are intended to be used, and (d) will comply with all applicable laws and regulations. Supplier will have the right to exchange or accept existing inventory if Products do not meet requirements (a) to (d). All warranties shall survive any inspection, delivery, acceptance, or payment. Supplier will provide, when requested by Distributor, certification that to the best of its knowledge it is in compliance with U.S. laws, statutes, rules, regulations, and relevant orders relating to the manufacture, use, distribution, and sale of each Product. Distributor will use its best efforts to afford the Supplier the reasonable opportunity to inspect the allegedly defective Product at the location of its use or storage. Distributor will, or will cause, upon request and in accordance with Supplier’s instruction, return of any defective Product to Supplier at Supplier’s cost. Any replacement of Products may be made by substitution upon mutual agreement.
Supplier shall maintain in full force, and shall continue to maintain in full force for the term of this Agreement and five years thereafter, public and products liability insurance, naming Distributor as an additional insured, against bodily injury, death or property damage in any way arising out of the design, manufacture, sale, distribution, or use of any Product in an amount of not less than US$5,000,000 per occurrence and annually in the aggregate. Said liability insurance shall:
(a)	be written by an insurance company licensed to do business in the Territory, reasonably satisfactory to Distributor;

(b)	include (i) products liability coverage insuring all of the Products covered by this Agreement, as amended, and (ii) contractual liability coverage insuring the indemnification provisions of this Agreement;

(c)	include a duty to defend and cover legal and defense costs as well as indemnity costs;

(d)	include a separation of interests or cross liability clause such that the policy will respond on behalf of Distributor as if a separate policy had been issued, except for the policy limits;

(e)	include the Territory within the territory covered by the insurance policy.
Supplier shall furnish Distributor with a copy of the insurance policy or a Certificate of Insurance evidencing such insurance upon request of Distributor, provided that Supplier shall provide such policy or such certificate upon execution of this Agreement and at least annually thereafter. Said policy, or said certificate shall provide that the insurance evidenced thereby, shall not be canceled, terminated or materially reduced in coverage without at least thirty days prior written notice to Distributor. Failure to maintain the required insurance shall constitute a material breach of this Agreement.
8.	Indemnification:
(a) Supplier agrees to indemnify Distributor and defend its employees, agents, representatives, and subdistributors harmless from and against, and to assume all costs and expenses (including attorney’s fees) for;
(i) claims or suits for bodily injury, including death, or property damage arising out of the design, manufacture, sale, distribution, resale, or use of any Product;
(ii) any product recalls or replacements, whether required or recommended by any government or other authority or organization or otherwise deemed appropriate by Supplier and Distributor; or
(iii) any product liability claims arising from the Product Warranty provided by Supplier in Section 7, except if such injury, damage, cost, or expense is caused by the sole negligence of Distributor.

(b) Supplier agrees to further indemnify, defend, and hold Distributor, and its employees, agents, representatives, and subdistributors, harmless from and against, and shall assume all costs and expenses (including attorney’s fees) for any claim that any Product infringes or violates any patent, copyright, trademark, trade name, trade secret, or other intellectual property right.
(c) Supplier and Distributor each agree to indemnify and hold the other harmless from and against any and all claims made by any person or entity arising out of the processing, marketing, distribution, and sale of the Products, where and to the extent damages are alleged to have been caused by the fault of the indemnifying party or its employees or agents.
9.	Confidential Information: Each party agrees to keep confidential and not to publish or otherwise divulge or use for its own benefit or for the benefit of any third party any information of a proprietary nature furnished to it by the other party without the prior written approval of the disclosing party, except as required by law or court order or as necessary for the marketing of the Products. The confidential information includes (but is not limited to) information concerning Products, proposed products, marketing plans, methods of manufacture, customers and any other information or materials in whatever form. This obligation does not extend to information which: (i) is already known by recipient at the time of its disclosure to recipient; (ii) is publicly available or later becomes publicly available through no fault of the recipient; or (iii) is disclosed to recipient by a third party having no similar confidentiality obligation. This obligation shall terminate two years after termination of this Agreement.

10.	Term and Termination:
(a) Term and Renewal: The initial term of Distributor’s distribution rights hereunder shall commence on the date set forth in Section 1A above and will continue in force until five (5) years after the first date of promoted sales of the Products by Distributor in the Territory. The parties will be required to give notice to the other of its intention to terminate this Agreement at least six (6) months prior to the expiration of the initial term hereof or of any renewal term.
(b) Termination of Agreement: Either party may at its option, terminate this Agreement at any time by giving to the other party not less than sixty (60) days prior written notice, as applicable, if: (i) the other party at any time commits a material breach of any of its obligations hereunder and fails to correct any breach during such 60-day notice period; (ii) Distributor is unable to secure regulatory approval by the MHLW for the Products within eighteen months of the first date of this Agreement or; iii) there is a “change of control” (defined herein as a change in the beneficial ownership of fifty (50) percent of the voting capital stock) of Supplier or Distributor or any of its majority owned subsidiaries or affiliates. This agreement also may be terminated by either party if the other party becomes insolvent, makes or seeks to make an arrangement with or an assignment for the benefit of creditors, or if proceedings in voluntary or involuntary bankruptcy are instituted by, on behalf of or against such other party, or if a receiver or trustee of the other party’s property is appointed.
(c) Termination of Agreement for Noncompliance with Minimum Performance Levels: If the Distributor fails to purchase the required minimum number of units of Products during any calendar year during the term of this Agreement, Supplier may, if Distributor fails to cure such failure within six (6) months after receipt of notice thereof from Supplier, terminate this Agreement upon terms and conditions to be agreed upon between the parties.
(d) Effect of Termination of Agreement: Upon termination or expiration of the Agreement, Distributor agrees to promptly assign or otherwise transfer to Supplier or its designees all of Distributor’s rights, title and interest to registrations, regulatory approvals, licenses and/or pending applications for Supplier’s Products in Japan. Once Distributor has exercised its option under Section 1A hereunder, upon termination of this Agreement Supplier may elect to (i) buy back all inventory on hand within sixty (60) days at Distributor’s “fully loaded cost” (defined as total cost incurred to import, register and warehouse the Products, plus product promotion expenses) to Distributor or (ii) allow the Distributor, and Distributor shall be authorized, to continue to sell the remaining inventory; provided, that in no event shall Distributor be required to continue to sell or distribute Products after the termination of the Agreement. In addition, Distributor agrees to deliver to Supplier or destroy, upon request, all Product materials supplied by Supplier and all Product marketing materials of any kind. Distributor agrees to promptly assign or otherwise transfer to Supplier or its designees all of Distributor’s rights, title and interest to registrations, regulatory approvals, licenses and/or pending applications for Supplier’s Products. If Distributor has not exercised the option in Section 1A above, Supplier agrees to repay Distributor as provided in the Promissory Note. If Distributor has exercised the option in Section 1A above, Supplier agrees to repay any remaining balance of the Advanced Payment. The obligations of Supplier and Distributor pursuant to Sections 7 (Product Warranties), 8 (Indemnification), 9 (Confidential Information), 10 (Term and Termination) and 11 (General Provisions) of this Agreement will survive any termination of this Agreement. Nothing herein will limit any remedies which a party may have for the other’s default, except as expressly provided herein, Neither party shall be liable to the other for any damage in connection with that party’s termination of this Agreement by notice.
11.	General Provisions:
(a) Governing Law: This Agreement is to be governed by and interpreted in accordance with the laws of the State of California, without regard to its rules on conflicts of laws.

(b) Jurisdiction and Venue: Each party submits to the exclusive jurisdiction of any state or federal court located in Cook County, Illinois, U.S.A., over any suit, action or proceeding (“Action”) arising out of or relating to this Agreement or the relationship between the parties. Each party waives any objection to the venue of any Action brought in such court and any claim that the Action has been brought in an inconvenient forum. Each party agrees that a final judgment in any Action brought in such court shall be conclusive and binding upon it and may be enforced in any other courts to whose jurisdiction it may be subject.
(c) Dispute Resolution: The parties agree to use their best efforts to resolve any claim or dispute arising out of this Agreement through negotiation or, upon failure of such negotiations, through such alternative dispute resolution (“ADR”) techniques as they may deem appropriate. However, nothing shall prohibit either party from terminating its participation in ADR if it believes the dispute is not suitable for ADR, or if ADR does not produce results satisfactory to it. If any claim or dispute is not resolved by negotiation or ADR, either party may, upon giving the other party at least fifteen (15) days prior written notice, initiate litigation to resolve the dispute.
(d) Entire Agreement: This Agreement and subsequent agreements for the Territory represent the entire agreement and understanding of Supplier and Distributor with respect to distribution of the Products, supersedes all previous agreements and understandings related thereto and may only be amended or modified in writing signed by authorized representatives of Distributor and Supplier.
(e) Assignment:
(i) Neither Supplier nor Distributor may assign any of its rights or obligations pursuant to this Agreement without the prior written consent of the other party, except to a successor to substantially all of the business of either party by merger, sale of assets, or other form of reorganization and except that Distributor shall have the right to assign all or part of this Agreement and the Promissory Note to Getz Bros. Co., Ltd., in which case Distributor shall be released from any obligations hereunder with respect to that part or parts of this Agreement and/or the Promissory Note which has been so assigned.
(ii) Distributor may resell the Products to, and appoint as its subdistributor(s) within the Territory, any majority owned subsidiaries or affiliates of Distributor’s corporate parent. The appointment of any subdistributor is conditioned upon:

(A) Subdistributor expressly acknowledging that its Subdistributor Agreement with Distributor is subject to and subordinate in all respects to the terms and conditions of this Agreement, and the Subdistributor further acknowledging that it is familiar with and will comply with all applicable terms of this Agreement: and
(B) Distributor remaining directly responsible to Supplier for the due performance of all obligations imposed on Distributor by this Agreement, including payment for all purchases of Product;
(iii) Supplier agrees to accept orders for shipment of Products into the Territory only from Distributor or any Subdistributor.
(f) Notices: All notices under this Agreement must be in writing and will be deemed given if sent by facsimile, telex, telecopier, or telegram (except for legal process in each case), certified or registered mail or commercial courier (return receipt or confirmation or delivery requested), or by personal delivery to the party to receive the notice or other communications called for by this Agreement at the following addresses (or at another address for a party as specified by a party by like notice);

Supplier	Distributor
Sutura, Inc.	Getz Bros. & Co., Inc.
17080 Newhope St.	225 W. Washington St., Suite 1900
Fountain Valley, CA 92708	Chicago, IL 60606
Attn: President & CEO	Attn. President, Medical Group
(g) Non-Hire: Without the prior written consent of the other party, neither party shall, during the term of this Agreement or for twelve months thereafter, either directly or indirectly, hire or otherwise engage, or cause, aid or assist any other person or entity (including its subsidiaries, parents or other affiliates) to hire or otherwise engage, any current or former employee of other party for a period of twelve months after the termination of such individual’s employment relationship with the other party. This provision shall survive the termination of this Agreement.
(h) Force Majeure: Each of the parties hereto will be excused from its performance of its obligations hereunder if the performance is prevented by force majeure, and that excuse will continue so long as the condition constituting that force majeure continues plus thirty days after the termination of the condition. For the purposes of this Agreement, “force majeure” is defined to include causes beyond the control of Distributor of Supplier, including without limitation acts of God, acts, regulations or laws of any government, war, civil commotion, destruction of production facilities or materials by fire, earthquake or storm, labor disturbances, or medical epidemics.

SUTURA, INC.	GETZ BROS. & CO., INC.

By:	By:

(printed name)	(printed name)

Title:	Title:

EXHIBIT A
Products are defined as vascular closure products including but not limited to all and any new products developed within the field of vascular closure during the course of the exclusive distribution agreement. The initial Products are:

Product	Unit Price (USS)
SuperStitch 6F	To be agreed upon by the parties subject to Section 1A above.
SuperStitch 8F	To be agreed upon by the parties subject to Section 1A above.
KnotPusher 6F	To be agreed upon by the parties subject to Section 1A above.
KnotPusher 8F	To be agreed upon by the parties subject to Section 1A above.
KwiKnot Tying Device	To be agreed upon by the parties subject to Section 1A above.

EXHIBIT B
Attach Convertible Promissory Note